EXHIBIT 10.5

       Amendment to Loan and Security Agreement dated May 21, 2000

THIS MODIFICATION AGREEMENT, dated as of May 21, 2000 by and between BUSINESS ALLIANCE CAPITAL CORP., a Delaware Corporation, with a place of business at 300 Alexander Park, Princeton, New Jersey 08543, hereinafter called "BACC," and K-TRONIK INT'L CORPORATION a Nevada corporation, with its chief executive office at 290 Vincent Avenue, Hackensack, New Jersey 07601, hereinafter called "Borrower."

                               RECITALS

     WHEREAS, BACC and Borrower entered into a Loan and Security
Agreement dated as of September 17, 1998 as heretofore modified (the "Loan Agreement") which sets forth the terms and conditions of a $750,000.00 revolving loan facility by BACC to Borrower; and

     WHEREAS, Borrower has applied to BACC for an extension to March 31, 2001 of the term of said revolving credit facility, for an increase in maximum amount of said revolving loan facility to $1,500,000.00 and for other modifications to the terms set forth in the Loan Agreement; and

     WHEREAS, BACC has approved the application of the Borrower on the terms and condition set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto adopt the above recitals and agree as follows:

1.  Capitalized terms not defined herein but defined in the Loan
Agreement shall have the same meanings ascribed to such terms in the Loan Agreement.

2.  The definitions of Eligible Inventory and Termination Date in section 1.1 of the Loan Agreement are hereby modified to read as follows:

Eligible Inventory means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business and raw materials for such finished goods which are located at Borrower's premises or in a warehouse of which Borrower has previously notified BACC and furnished to BACC a warehouse receipt evidencing same, or are in transit to Borrower and as to which duplicate bills of lading has been issued in the name of the Borrower and one of which is in the possession of BACC, and as to which BACC has perfected its lien thereon, and is acceptable to BACC in all respects: provided, however, that general criteria for Eligible Inventory may be established and revised from time to time by BACC in BACC's exclusive judgment. In determining such acceptability and standards of eligibility, BACC may, but need not, rely on reports and schedules of Inventory furnished to BACC by Borrower, but reliance thereon by BACC from time to time shall not be deemed to limit BACC's right to revise standards of eligibility at any time. In general, except in BACC's sole discretion, Eligible Inventory shall not include work in process, components which are not part of finished goods, spare parts, packaging and shipping materials, materials used or consumed in Borrower's business, goods returned to, repossessed by, or stopped in transit by Borrower, Inventory at the premises of third parties except as set forth above or subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory which is not subject a perfected security interest in favor of BACC, returned and/or defective goods, "seconds", items BACC deems to be slow moving items, and Inventory purchased on consignment. Eligible Inventory shall for the purposes of this Agreement be valued at the lower of cost or wholesale market value.

Termination Date means (a) March 31, 2001 unless such date is extended pursuant to section 3.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by BACC pursuant to section 9.1 hereof, the date of such termination.

3. Sections 2.1(A), 2.4(A),, 2.9, 3.1 and 3.2 of the Loan Agreement are hereby modified to read as follows:

2.1  Revolving Advances; Advance Limit.  (A) Revolving
Loans. Upon the request of Borrower, made at any time or from time to time during the Term and so long as no Event of Default has occurred and is continuing, BACC may, in its sole and absolute discretion, make Advances in an amount up to (a) (i) eighty percent (80%) of the aggregate outstanding amount of Eligible Accounts or (ii) eighty five percent (85%) of the aggregate outstanding amount of Eligible Accounts if Borrower has in place credit insurance, which BACC in writing deems satisfactory, covering Borrower's Accounts and BACC is the beneficiary of the applicable credit insurance policies, plus (b) the lesser of (1) fifty percent (50%) of the value of the Eligible Inventory or (2) Five Hundred Thousand Dollars ($500,000.00); provided, however, that (a) in no event shall the aggregate amount of the outstanding Advances be greater than, at any time, the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the Advance Limit) and provided further that (b) the maximum amount of Advances against Eligible Inventory shall not exceed forty percent (40%) of the total Advances.

2.4  Interest.

A.  Except where specified to the contrary in the Loan
Documents, the aggregate outstanding balances of the Obligations shall accrue interest at the per annum rate of one and one half of one percentage points (1.5%) above the Prime Rate. The Obligations shall bear interest from and after written notice by BACC to Borrower of the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, at the per annum rate of six and one half of one percentage points (6.5%) above the Prime Rate (the "Default Rate"). All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance. Interest as provided for herein shall continue to accrue until the Obligations are paid in full.

2.9 Field Examination Fee. Borrower shall pay BACC a fee in an amount equal to Five Hundred Dollars ($500.00) per day per examiner, plus out-of-pocket expenses for each examination of Borrower's Books or the other Collateral performed by BACC or its designee, provided that so long as no Event of Default exists, the maximum amount of such fees Borrower shall be obligated to pay for each year of the Term hereof shall be $1,625.00..

3.  TERM

3.1 Term and Renewal Date. This Agreement shall become effective upon execution by BACC and continue in full force through March 31, 2001 and from year to year thereafter (a "Renewal Term") if BACC, at its option, in writing agrees to extend the term for one (1) year from the then Termination Date, provided that Borrower has not exercised its termination right in accordance with this section 3.1. Borrower may terminate the Term on the then Termination Date by giving BACC at least thirty (30) days prior written notice by registered or certified mail, return receipt requested. In addition, BACC shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and BACC's continuing security interest in the Collateral shall remain in effect until the Obligations have been fully and irrevocably paid and satisfied in cash or cash equivalent. On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full.

3.2  Early Termination Fee.  If the Term is terminated by
BACC upon the occurrence of an Event of Default, or is terminated by Borrower except as provided in Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of BACC's lost profits as a result thereof, Borrower shall pay BACC upon the effective date of such termination a fee in an amount equal to four percent (4.0%) of the Advance Limit if such termination occurs on or prior the expiration of the Termination Date. Such fee shall be presumed to be the amount of damages sustained by BACC as the result of an early termination and Borrower acknowledges that it is reasonable under the circumstances currently existing. The fee provided for in this Section 3.2 shall be deemed included in the Obligations. Notwithstanding the foregoing, there shall be no termination fee if Borrower terminates the facility from funds obtained through a public offering as to Borrower or its parent corporation Eiger Technology, Inc. (formerly known as Alexa Ventures, Inc.). Notwithstanding the foregoing if after the date hereof Borrower obtains a bonafide commitment or offer of a commitment from a commercial bank (which shall not include a commercial finance company owned by a commercial bank) for replacement financing of the revolving credit facility provided for herein, Borrower shall apply to BACC for financing on the same terms and conditions of said commitment or offer and shall furnish to BACC a copy thereof (the "Offer"). BACC shall have twenty (20) days within which to accept or decline said application. If BACC declines said application, Borrower may consummate the financing with the third party who made the Offer on the same terms as set forth in said Offer and terminate the Term without payment of a termination fee.

4.  Article 6 of the Loan Agreement is hereby modified to add section 6.14 as follows:

6.14 Inventory Turnover. Borrower shall cause its Inventory Turnover to average not less than three (3) times on a rolling twelve month basis, calculated as of the end of each month. Inventory Turnover shall mean, as the end of each month, the costs of sales for the twelve (12) month period ending on such month end divided by the average month end Inventory balance for such twelve month period.

5. Borrower acknowledges that as of the date hereof there is owing by Borrower to BACC on account of the revolving loan facility provided for in section 2.1(A) of the Loan Agreement the principal sum of $__________ plus interest, which sum is owing without defense, set off or counterclaim.

6.  Borrower represents that:

     (a) each and every representation heretofore made by Borrower in the Loan Agreement is true and correct as of the date of this Modification Agreement,

     (b) no consent or approval of, or exemption by any Person is required to authorize, or is otherwise required in connection with the execution and delivery of this Modification Agreement and the other Loan Documents provided for herein, which has not been obtained and which remains in full force and effect,

     (c) Borrower has the power to execute, deliver and carry out this Modification Agreement and all documents executed in connection herewith, and this Modification Agreement and such other documents are valid, binding and enforceable as against Borrower in accordance with their terms,

     (d) no material adverse change in the financial condition of Borrower has occurred since the date of the most recent financial statements of Borrower submitted to BACC, and the information contained in said statements and reports is true and correctly reflects the financial condition of Borrower and such Obligors as of the dates of the statements and reports, and such statements and reports have been prepared in accordance with GAAP and do not contain any material misstatement of fact or omit to state any facts necessary to make the statements contained therein not misleading, and

     (e)  No Default or Event of Default exists under the Loan
Agreement except as waived as set forth below.

7. Borrower hereby confirms the security interests and liens granted by Borrower to BACC in and to the Collateral in accordance with the Loan Agreement and other Loan Documents as security for its Obligations to BACC.

8.  In consideration of BACC entering into this Modification
Agreement Borrower shall pay to BACC contemporaneous with the execution hereof a fee of $17,500.00. This fee shall be in lieu of the origination fee due under the Loan Agreement of $7,500.00 due on September 17, 2000.

9.  Borrower has advised BACC that Borrower's investment in K-
Tronik Asia (formerly EPI International Corp.) $2,000,000.00 which is in excess of the maximum permitted investment of $900,000.00 as set forth in section 7.1 of the Loan Agreement. BACC hereby waives the existence of an Event of Default solely as a consequence of said investment in K-Tronik Asia being in excess of the permitted amount. The foregoing waiver shall be limited to the specified Event of Default set forth above and shall not apply to any other Events of Default, if any so exist, or any future violation of any provisions of the Loan Agreement or other Loan Documents. Section 7.1 of the Loan Agreement is hereby modified so that the maximum permitted investment in K-Tronik Asia shall be $2,000,000.00 plus an additional $2,000,000.00 if, after the date hereof, Borrower has received $5,000,000.00 from an initial public offering.

10. Borrower agrees to pay any and all expenses, including reasonable counsel fees and disbursements, incurred by BACC in connection with the preparation and execution of this Modification Agreement and all other documents executed in connection herewith.

11. This Modification Agreement is intended to supplement and modify the Loan and Security Agreement dated as of September 17, 1998 between BACC and Borrower as heretofore modified and the rights and obligations of the parties under said Loan and Security Agreement shall not in any way be vacated, modified or terminated except as herein provided. All terms and conditions contained in each and every agreement or promissory note or other evidence of indebtedness of Borrower to BACC are incorporated herein by reference. If there is a conflict between any of the provisions heretofore entered into and the provisions of this Modification Agreement, then the provisions of this Modification Agreement shall govern.

12. This Modification Agreement shall be construed in accordance with the substantive laws of the State of New Jersey without regard to conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Modification Agreement to be executed and delivered as of the day and year first above written.

                                       K-TRONIK INT'L CORPORATION


                                       By:  "Robert Kim"
                                       Name:  Robert Kim
                                       Title: President


                                       BUSINESS ALLIANCE CAPITAL CORP.


                                       By:  "William Seibold"
                                       Name: William Seibold
                                       Title: Senior Vice President